CERTAIN CONFIDENTIAL TREATMENT CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.



                                                                   EXHIBIT 10.16

                 VTEL CORPORATION and FIRST VIRTUAL CORPORATION

                      EQUIPMENT MANUFACTURING OEM AGREEMENT
                      -------------------------------------

This Agreement is entered into as of this 20th day of August, 1997, ("Effective Date") by and between VTEL Corporation, a Delaware corporation having its principal place of business at 108 Wild Basin Rd., Austin, TX 78746 ("VTEL"), and First Virtual Corporation ("First Virtual") having its principal place of business at 3393 Octavius Drive, Suite 102, Santa Clara, CA 95054.

                                   BACKGROUND

VTEL, is engaged in the design, manufacture, service, integration, and sale and distribution of multi-media video conferencing systems and has a desire to expand into the ATM attached video applications market.

First Virtual is engaged in the design, manufacture, and sale of multimedia networking products, including 25 Mb/s, ATM switches, 25 Mb/s ATM network interface cards, multimedia operating software known as 'MOS', and other multimedia server products.

The parties wish to provide for the right and option of VTEL to purchase and license First Virtual products for distribution and resale by VTEL, as described in this Agreement.

                                    AGREEMENT

Accordingly, in consideration of the mutual promises, rights and obligations described in this Agreement, the parties agree as follows:

1.   SCOPE

First Virtual will design, test, manufacture, sell, and support OEM versions of the products described in Schedule A to this Agreement ("OEM Products").

2.   LICENSE

2.1.First Virtual hereby grants to VTEL a non-exclusive, non-transferable worldwide right to market and distribute the OEM Products, and in the case of software, sublicense, under the VTEL trademark, either directly or indirectly through its distributors.

2.2.In the event VTEL purchases the OEM Products for its own internal use, such use of the software shall be pursuant to the applicable end user license agreement delivered with the OEM Products.

2.3.First Virtual hereby grants to VTEL non-exclusive rights to use, modify, translate, and reproduce, the documentation delivered by First Virtual with the OEM Products for distribution. VTEL shall not modify, remove, or omit any copyright or other proprietary notice contained in the documentation. The right to reproduce copies of documentation shall include the right to have such reproduction performed by another party on VTEL's behalf, subject to the obligations relating to confidentiality and protection of First Virtual's proprietary rights pursuant to this Agreement.

2.4.VTEL's distribution of OEM Products to end user customers shall be pursuant to VTEL's end user license agreement. Such end user license agreement shall contain, at a minimum and without limitation, those terms and conditions provided in Schedule E attached hereto.

3.   PURCHASE AND SALE OF OEM PRODUCTS.

3.1.OPTION TO PURCHASE OEM PRODUCTS; OBLIGATION TO SELL OEM PRODUCTS. VTEL may, at its option, purchase the OEM Products described in Schedule A from First Virtual for distribution and resale by VTEL, by placing written orders under this Agreement. VTEL has no obligation to order a minimum amount of any type of OEM Product. First Virtual agrees to manufacture and deliver to VTEL OEM Products in response to all orders placed under this Agreement, provided that such orders comply with the terms of this Agreement

3.2.ORDERS FOR OEM PRODUCTS. Each order placed by VTEL for OEM Products shall be governed by the terms of this Agreement; conflicting or additional terms provided in any order by VTEL or acknowledgment by First Virtual shall be of no effect unless specifically accepted in writing by an authorized representative of VTEL and First Virtual. Each order shall specify:

o Description of OEM Products (including applicable item numbers and part numbers)

o    Purchase price

o    Specified delivery schedule

3.3.CANCELLATION OR POSTPONEMENT OF ORDERS. VTEL may cancel or reduce the quantity of any order without liability on or before sixty (60) days in advance of the ship date specified in VTEL's order without cancellation charge. VTEL may cancel or reduce the quantity of any order on or before [ * ] days in advance of the ship date specified in VTEL's order by paying First Virtual a cancellation charge equal to [ * ] of the purchase price of that portion of the order which is canceled. VTEL may postpone the delivery of any portion of an order one time for up to one hundred eighty (180) days without any liability by delivering written notice to First Virtual on or before thirty (30) days in advance of the ship date specified in VTEL's order.

3.4.DELIVERY OF OEM PRODUCTS IN RESPONSE TO ORDERS. VTEL may place orders for delivery forty-five (45) days from First Virtual's receipt of the order. VTEL acknowledges that First Virtual may confirm such shipments with delivery dates which are no more than ninety (90) days from receipt of order. Notwithstanding, First Virtual will use all commercially reasonable efforts to deliver OEM Products to VTEL in the quantities ordered by VTEL by the shipment date specified in VTEL's order or as soon as possible prior to the delivery date confirmed by First Virtual.

3.5.PRICES; PAYMENT. Prices for the OEM Products shall be those set forth in Schedule B, less all applicable discounts. Prices exclude all freight-in and insurance as provided by this Agreement. All prices are exclusive of any tax levied or based on the equipment, (collectively "Taxes"). VTEL shall pay such Taxes (other than income and franchise taxes of First Virtual), or provide First Virtual with a certificate of exemption acceptable to the appropriate taxing authority. Payment shall be due thirty (30) days from the date of shipment subject to VTEL's acceptance of the OEM Products pursuant to Section 4.

3.6.SHIPMENT; CHANGES; TITLE; RISK OF LOSS. OEM Products shipped in response to VTEL's orders will be shipped F.O.B. origin. Title and risk of loss will pass to VTEL upon shipment. VTEL's orders shall identify VTEL's preferred method of shipment, designated carrier, and VTEL's account number with the carrier.

3.7.NON-BINDING ROLLING FORECAST. To assist First Virtual in delivering OEM Products, VTEL agrees to provide First Virtual, on a monthly basis, with a three
(3) month rolling forecast for its projected orders for OEM Products. The provision of such forecast shall in no way bind VTEL to actually place orders for any such quantities nor otherwise expose VTEL to liability.

3.8.MINIMUM ORDERS FOR OEM PRODUCTS. Nothing in this Agreement shall be construed as requiring that VTEL order any specific minimum amount of OEM Product.

4.   ACCEPTANCE.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

The parties acknowledge the requirement that the OEM Products be supplied with as close to a "zero defect rate" as is practically possible. Each OEM Product is subject to final inspection and acceptance at VTEL's facility within ten (10) business days after delivery. First Virtual will follow good manufacturing practices (equivalent to IPC Class II for electrical assembly and ISO9000 requirements) utilizing materials, techniques, and procedures which conform to industry standards. First Virtual will make available to VTEL, upon request, information regarding First Virtual's quality assurance procedures. VTEL may conduct and observe tests and inspections at First Virtual's manufacturing plant when VTEL notifies First Virtual one day in advance.

5.   WARRANTIES; REMEDIES.

5.1.FREE FROM DEFECTS. For the hardware components of the OEM Products, First Virtual warrants that each OEM Product delivered to VTEL shall be free from defects in material and workmanship for one year after shipment to VTEL's end user customer, but in no event later than fifteen (15) months from delivery to VTEL; for the software components of the OEM Products, the media shall be free from defects in materials and workmanship for ninety (90) days ("Warranty Period"). First Virtual represents and warrants that the OEM Products, hardware and software inclusive, shall conform to First Virtual's published designs and specifications applicable at the time of shipment.

5.2.TESTING. First Virtual warrants that it will test each and every OEM Product to ensure conformance to the design and specifications before delivery to VTEL.

5.3.FREE FROM LIENS, POWER TO PERFORM. First Virtual warrants that the OEM Products delivered under this Agreement shall be free from all liens, encumbrances, and restrictions. First Virtual warrants that it has all rights and powers necessary to performs its obligations under this Agreement and to grant the licenses and other rights provided to VTEL by this Agreement.

5.4.SERVICES. First Virtual warrants that all services performed under this Agreement will be performed in a professional manner and in accordance with the terms of this Agreement.

5.5.REMEDIES. If VTEL discovers a defect or non-conformance during the Warranty Period, VTEL shall promptly notify First Virtual of any non-conforming material to obtain a Return Materials Authorization number ("RMA"). First Virtual agrees to accept the return of OEM Products that VTEL determines does not meet the warranties described in this Section. Upon VTEL receipt of the RMA, VTEL shall cause the return of the non-conforming OEM Product to First Virtual at VTEL's cost. Upon its receipt, First Virtual shall promptly either repair or replace it, at First Virtual's option and cost. Properly repaired or replaced OEM Product shall promptly be delivered to VTEL and the Warranty Period therefor shall continue for ninety (90) days following delivery of the returned OEM Product to VTEL or the balance of the original Warranty Period, whichever is longer. First Virtual shall bear the cost for shipment of OEM Products for warranty repair to VTEL's designated facility. If the defect is attributable to a problem with software, First Virtual shall promptly provide VTEL with a suitable patch, fix, or work-around sufficient to enable the OEM Product to operate in accordance with First Virtual's published documentation and specifications provided with the OEM Product at the time of shipment. These remedies are in addition to any others which may be provided by this Agreement or by law.

5.6.LIMITATIONS. This warranty does not include damages due to inadequate operating environment, accident, disaster, neglect, abuse, misuse, or alterations made without approval by First Virtual. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

6.   TECHNICAL ASSISTANCE, SUPPORT AND TRAINING.

6.1.TECHNICAL ASSISTANCE. First Virtual shall provide VTEL with the technical assistance and maintenance support as is more specifically described in Schedule
C. The parties anticipate that VTEL or its resellers, or service providers will perform maintenance for OEM Products delivered to end user customers, and that First Virtual will provide "factory level" support to VTEL to enable it to perform satisfactory maintenance of the OEM Product for VTEL's customers. Such technical assistance shall be provided to VTEL free of charge.

VTEL's support responsibilities shall be limited to the OEM Products. VTEL shall not be responsible for supporting other First Virtual products which the end user customer may be using in association with the OEM Products, including but not limited switches and gateway products.

6.2.TRAINING. First Virtual shall provide VTEL with training as is more specifically described in Schedule D, including a general introduction to the First Virtual products and detailed training on the OEM Products and updates, and sales and support training.

7.   INDEMNIFICATION; PROPRIETARY RIGHTS.

7.1.INDEMNIFICATION BY FIRST VIRTUAL. First Virtual will, at its own expense, defend, indemnify, and hold VTEL harmless from any and all claims, costs, expenses, damages, or other liability, including reasonable attorneys' fees, to the extent that any such action is based on a claim by a third party (i) that any OEM Product infringes a patent, trademark, or copyright, or misappropriates any trade secret, or (ii) which is based upon the use, distribution, operation, or performance of any OEM Product, anywhere in the world. First Virtual's obligations under the preceding are subject to the conditions that: (a) VTEL promptly notifies First Virtual in writing of any such claim, and (b) First Virtual will have sole control of such defense and all negotiations for any settlement or compromise.

If First Virtual receives notice of an alleged infringement or if use or distribution of any OEM Product shall be prevented by an injunction based on alleged infringement, First Virtual shall have the right, at its option to (i) obtain the rights for VTEL to continue use and distribution of such OEM Product or technology, (ii) substitute other suitable OEM Product, software and/or technology while maintaining the same form and function, or (iii) modify such OEM Product so that it is no longer infringing while maintaining the same form and function. In the event (i), (ii), and (iii) are not commercially feasible, VTEL shall return the infringing OEM Product and First Virtual shall refund to VTEL the price paid for such OEM Product. First Virtual shall have no liability to VTEL with respect to any claim of patent, copyright, or any other intellectual property right infringement which (a) arises solely from the combination or utilization of the OEM Product with any hardware or software not furnished or approved by First Virtual, or (b) results from the use of an infringing OEM Product if such infringement would have been avoided by the use of a noninfringing version of the OEM Product as provided by First Virtual to VTEL.

7.2.INDEMNIFICATION BY VTEL. VTEL will defend at its own expense any action brought against First Virtual by a third party, to the extent (i) that it is based on any warranties made by VTEL to a third party in excess of the warranties provided under this Agreement, or (ii) the claim is based on specifications provided by VTEL to First Virtual. VTEL's obligations under the preceding are subject to the conditions that: (i) First Virtual promptly notifies VTEL in writing of any such claim, and (ii) VTEL will have sole control of such defense and all negotiations for any settlement or compromise.

7.3.PROPRIETARY RIGHTS OF VTEL. VTEL reserves all proprietary rights in all original works, computer programs, discoveries, inventions, patents, know-how, techniques, designs, maskworks, engineering details and other data developed by VTEL, including all information relating to the network management interface circuitry and technology disclosed to First Virtual by VTEL.

7.4.PROPRIETARY RIGHTS OF FIRST VIRTUAL. First Virtual reserves all proprietary rights in all original works, computer programs, discoveries, inventions, patents, know-how, techniques, designs, maskworks, engineering details and other data developed by First Virtual Corporation, including all information relating to the network management interface circuitry and technology disclosed to VTEL by First Virtual.

8.   ENGINEERING CHANGES.

8.1.REQUIRED CHANGES. First Virtual reserves the right to make engineering changes at any time to the OEM Products (i) which are necessary to comply with changed safety or environmental standards and other environmental regulations,
(ii) which are necessary to make the product non-infringing with respect to any patent, copyright or other proprietary interest, or (iii) which are for the purpose of improving the quality, reliability or manufacturability of the OEM Products provided that such improvement shall not affect the form, fit, or function of the OEM Products.

8.2.OPTIONAL CHANGES. In the event First Virtual modifies its standard product version of the OEM Product for reasons other than those specified in this Section, the parties shall mutually agree with respect to when such modification shall be incorporated in the OEM Products.

8.3.NOTICE OF CHANGES. First Virtual will provide at least thirty (30) days, or as soon as known by First Virtual, written notice to VTEL's project manager of all planned permanent or temporary changes to the OEM Products which impact form, fit or function, as required by safety, environmental or other governmental compliance of the OEM Products. The notice will include a summary of the expected impact of any such planned change on the above listed characteristics of the OEM Products. VTEL shall have the right to cancel outstanding orders for any OEM Products that are subject to such changes without incurring any penalty.

9.   UPGRADE OF TECHNOLOGY

9.1.NOTICE. First Virtual will notify VTEL of upgrades to First Virtual's standard products which correspond to the OEM Products. Such notice shall be provided to VTEL, upon determination of First Virtual's standard product plans and VTEL shall have the option to have such modifications incorporated in OEM Products within the same timeframe of such planned upgrades or at a later date as determined by VTEL.

9.2.CHARGES FOR UPGRADES. If such upgrades or enhancements are provided to other customers at no additional charge, there will be no increase in the unit price for OEM Products under this Agreement. Otherwise, such upgrades shall be provided to VTEL in accordance with the pricing in Schedule B. It should be noted that the intent of this Agreement is to produce OEM Products that are similar to First Virtual's standard product.

10.  SUPPLY OF PRODUCT AND SPARES

10.1.END-OF-LIFE PURCHASES. In the event of termination of this Agreement, VTEL will be entitled, at its option, to place a final order for a "life cycle purchase" of the OEM Products at least ten (10) days prior to the effective date of such termination, for delivery within one hundred eighty (180) days after the effective date of termination.

10.2.AVAILABILITY OF PRODUCT AND SPARES. First Virtual will make available to VTEL spare, replacement, and maintenance parts necessary to enable VTEL to support the OEM Products for a period of at least five (5) years after the date of the last shipment to VTEL's end user customers. First Virtual will make these parts available to VTEL at prices that are at least as low as the prices being charged to First Virtual's other customers. with similar terms and conditions.

11.  CONFIDENTIAL INFORMATION.

11.1.CONFIDENTIAL AND PROPRIETARY INFORMATION. The parties understand that each may disclose to the other in connection with this Agreement, certain of its proprietary or confidential information which is to be protected in accordance with the terms of this Agreement.

11.2.DEFINITION. The term "Confidential Information" as used herein shall mean any and all information disclosed by a party in written or other tangible form which is clearly marked as being confidential or proprietary information of the party; or oral information designated as confidential by the disclosing party at the time of disclosure and summarized and identified as being confidential in writing within thirty (30) days after disclosure.

11.3.OBLIGATIONS. The party receiving Confidential Information shall (i) maintain it in confidence and shall not disclose it to anyone other than its employees or others acting under its control who are bound by a written agreement sufficient to enable the receiving party to comply with this Agreement, (ii) use at least the same degree of care to maintain its secrecy as the party uses in maintaining the secrecy of its own proprietary, confidential, and trade secret information, (iii) always use at least a reasonable degree of care in maintaining its secrecy, (iv) use it only for the purpose of performing its obligations under this Agreement, and (v) upon request by the disclosing party, return or certify the destruction of all Confidential Information delivered hereunder.

11.4.LIMITATIONS. Neither party shall have any obligation concerning that part of the other's Confidential Information which (i) was known to it before its receipt from the other party without an obligation of confidentiality, (ii) is lawfully obtained from a third party under no obligation of confidentiality,
(iii) becomes publicly available other than as a result of an act or failure to act of the receiving party, (iv) is independently developed by the receiving party, (v) is required to be disclosed pursuant to a legal, judicial or administrative proceeding, or (vi) is disclosed by the receiving party with the other party's written permission. In the event disclosure is required pursuant to a legal, judicial, or administrative proceeding, the receiving party shall use reasonable efforts to provide prior notice to the disclosing party to allow it to seek protective or other court orders.

Neither party will disclose any part of the other party's Confidential Information to anyone except those of its employees or contractors having a need to know the same in order to accomplish the purposes of this Agreement and who have, before receiving access to the information, acknowledged its confidential proprietary and/or trade secret nature and have agreed in writing to be bound by the terms of this Section or similar terms in a written agreement with the receiving party.

11.5.REMEDIES. If any part of a party's Confidential Information is wrongfully disclosed or used, then in addition to the remedies provided by this Agreement or by law, the party which provided the Confidential Information will be entitled to an injunction preventing further disclosure or use of the information by the other party or by any third parties to whom the Confidential Information has been wrongfully disseminated.

12.  TERM AND TERMINATION.

12.1.TERM. This Agreement shall commence upon the Effective Date and continue for a period of two (2) years. Thereafter, unless earlier terminated in accordance with the terms herein, the Agreement shall automatically renew on an annual basis upon the anniversary date hereof.

12.2.TERMINATION. At any time during the term of the Agreement, either party may terminate this Agreement in the event:

     a) the other party ceases to conduct business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, becomes generally unable to pay its debts as they become due, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any levy, seizure, attachment or execution against it, or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors; or

     b) the other party fails to perform any obligation required to be performed under this Agreement, including VTEL's failure to make any payment due (unless such payment is reasonably disputed), for a period of thirty (30) days after receipt of notice from the other party of such failure and such failure cannot be cured within such thirty (30) day period; then such other party shall have the right to terminate this Agreement immediately by giving written notice to the other of its election to do so.

The foregoing rights of termination are in addition to all other rights and remedies provided in this Agreement or by law.

12.3.TERMINATION ON FAILURE OF PRODUCT OR SYSTEM. If the OEM Products fail to operate in the manner desired by VTEL, as a stand alone product or part of a system, then VTEL may terminate this Agreement by providing thirty (30) days notice.

12.4.EFFECTS OF TERMINATION.

12.4.1.In the event First Virtual is the defaulting party, VTEL, without limiting any other remedies or claims it may have at law or in equity, shall have (i) the option to place a final order for the OEM Products with delivery dates not to exceed six (6) months from the date of termination, and (ii) the right to continue to distribute the OEM Products held in inventory, such distribution to be pursuant to the terms of this Agreement.

12.4.2.In the event this Agreement is terminated by First Virtual for default by VTEL, First Virtual shall permit VTEL to retain limited rights to use the OEM Products thereafter for so long as necessary in order to allow VTEL to satisfy its then existing contractual obligations to support its end user customers. The licenses granted to end user customers with respect to the software component of any OEM Product, shall survive any termination or expiration of this Agreement.

12.4.3.Any termination of this Agreement shall not relieve VTEL of its obligation to pay any sum due hereunder or to provide warranty support to its end user customers.

12.4.4.The following provisions shall survive any termination of this Agreement:
Sections 2.1, 2.2, 2.4, 3.5, 4, 5, 6, 7, 10, 11, 12.4, 13, and any other provision which would naturally survive in fulfillment of either party's obligations hereunder.

13.  GENERAL PROVISIONS.

13.1.NOTICES. Any notices required to be given under this Agreement shall be in writing and sent to the address of the appropriate party indicated on the first page of this Agreement or to such other address as may have been substituted by written notice. All such notices sent to VTEL shall be addressed "Attention:
Contracts Administration".

Notices given pursuant to this Agreement shall be deemed to have been received five (5) business days after mailing if given by mail, and one (1) business day after sending if delivered by cable, telegram, facsimile, telex, or electronic mail, and upon delivery if delivered by hand.

13.2.FAILURE AND DELAY. Except as expressly provided in this Agreement, neither party shall be liable for its failure or delay in performance of its obligations under this Agreement due to strikes, wars, revolutions, fires, floods, explosions, earthquakes, government regulations, or other causes beyond its control.

13.3.FOREIGN RESHIPMENT. This Agreement is made subject to all laws, regulations, orders, or other restrictions on the export from the U.S.A. of products, documentation, or of other information about products, which may be imposed from time to time. Neither party shall export any such products or information to any country for which an export license or other governmental approval is required at the time of export without first obtaining such license or approval.

13.4.ASSIGNMENT. This Agreement may not be assigned by either party without prior written permission from the other, which shall not be unreasonably withheld. Any attempt by a party to assign any right, or delegate any duty or obligation which arises under this Agreement, without such permission, will be voidable. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns, if any, of the parties hereto.

13.5.WAIVER, AMENDMENT, OR MODIFICATION. Any waiver, amendment or modification of any right, remedy or other term under this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought. The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.

13.6.LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS ARISING OUT OF THE USE OR PROVISION OF OEM PRODUCTS OR SERVICES PROVIDED HEREUNDER. THIS LIMITATION SHALL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.7.RELATIONSHIP OF THE PARTIES; COSTS. The parties are each independent contractors. No agency relationship between VTEL and First Virtual is made by this Agreement. Neither party shall have any right or authority to act on behalf of the other and neither party will represent that it has such right or authority. Except as expressly provided in this Agreement, each party shall bear its own costs in connection with the performance of its obligations.

13.8.PUBLICITY; MUTUAL APPROVAL. The parties acknowledge the importance of maintaining as confidential the existence and terms of this Agreement, and the business relationship it reflects. Neither party shall disclose the existence or terms of this Agreement to any third party without the written consent of the other party. All publicly distributed materials prepared by either party that mention the other party, the products of the other party, or this Agreement, shall be approved by both parties in writing before publication.

13.9.ENTIRE AGREEMENT; GOVERNING LAW. This Agreement, including its schedules, constitutes the entire agreement between parties with respect to its subject matter and shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

VTEL Corporation                        FIRST VIRTUAL CORPORATION

By:                                     By: /s/ J.O. Mitchell

Name:                                   Name: J.O. Mitchell

Title:                                  Title:  COO/CFO

Date:                                   Date:  8/20/97

                                   SCHEDULE A

                                  OEM PRODUCTS

The following First Virtual products shall be available to VTEL hereunder subject to the terms of this Agreement. In addition, VTEL shall have the option to purchase individual components of the OEM Products in stand alone form. Such OEM Products shall include any updates and upgrades thereto.

VSA-6000 25Mbps ATM Interface System to connect VTEL TC1000 & LC5000 at 512kb/s or less

VSA-6001 25Mbps ATM Interface System to connect VTEL TC1000 & LC5000 at above 512kb/s

                                   SCHEDULE B

                                     PRICING

VTEL shall receive the pricing specified herein for the OEM products in Schedule A.

PRODUCT PRICING

     [             *             ] from First Virtual domestic list price.

SERVICE PRICING

     [             *             ] from First Virtual domestic list price.


NON-RECURRING ENGINEERING

     Shall be determined based on VTEL's requested customization, subject to additional terms and conditions as mutually agreed.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   Schedule C
                                   ----------
                        MAINTENANCE AND SUPPORT SERVICES

GENERAL

During the term of this Agreement and one year thereafter, notwithstanding First Virtual's obligations to provide spares and warranty services hereunder, First Virtual shall provide to VTEL maintenance and support services for the OEM Products. Such support services shall include all bug fixes, error corrections, and updates, and telephone factory level;support to VTEL's Service Organization.

TECHNICAL SUPPORT

VTEL's Customer Service Organization shall have direct access to factory level technical support from First Virtual.

ESCALATION PROCESS

First Virtual will provide access to the factory level technical support resources sufficient to effect their support responsibilities under this Agreement for a minimum of five days a week eight hours a day (5 X 8). Technical information requests from VTEL must be acknowledged within two hours. Escalations shall generally follow this path:

First Event: The end user customer or VTEL's reseller calls VTEL to report a problem with the OEM Product.


Second Event: VTEL attempts to solve the problem using its internal support resources.


Third Event: VTEL escalates the problem if unsolved at Second Event to higher level internal technical support.

Fourth Event: VTEL escalates the problem if unsolved at Third Event to First
     Virtual technical support.

In the event of failure of the general escalation process to resolve the technical problems with the OEM Product, First Virtual shall provide on-site technical support capable of identifying/isolating any design deficiency of the OEM Product or interoperability problem of the OEM Product with VTEL products or other third party products. If requested by VTEL following the failure to resolve a technical problem, First Virtual shall provide technical support to a location determined by VTEL (but within the USA) within two business day. VTEL shall pay First Virtual $1000 per day plus reasonable expenses for this on site support.

PRIORITY LEVELS and RESOLUTIONS

The parties agree that errors shall be classified as follows:

o    FATAL ERRORS prevent all useful work from being done;

o SEVERE IMPACT ERRORS disable major functions and prevents them from being performed;

o    DEGRADED OPERATIONS ERRORS disable only certain nonessential functions; and

o MINIMAL IMPACT ERRORS are all others errors which do no substantially affect business operations.

All fatal and severe impact errors reported by VTEL shall be acknowledged with written confirmation on the day reported to First Virtual. Such problems shall be fixed or workarounds provided within two (2) business days. Such fix or workaround shall be incorporated in an update within one (1) month thereafter.

All degraded operations errors reported by VTEL shall be acknowledged with written confirmation no later than the next business day. Such problems shall be fixed or workarounds provided within five (5) business days. Such fix or workaround shall be incorporated in an update or major release within two (2) months thereafter.

All minimal impact errors reported by VTEL shall be acknowledged with written confirmation no later than five (5) business days. Such problems shall be provided with the earlier of the next update or major release, including any applicable documentation changes.

The parties acknowledge that in the event these obligations cannot be met within the specified timeframe, the parties shall discuss and mutually agree on the correct course of action.

TEST EQUIPMENT REQUIREMENTS/AVAILABILITY

First Virtual shall provide to VTEL for a reasonable and agreed price necessary test equipment to include diagnostic tools, test fixtures, and test devices so as to ensure that VTEL may adequately provide services to VTEL's customers. VTEL shall have the right to reproduce and distribute diagnostic tools only for use internally and by VTEL's third party service providers. Notwithstanding the foregoing, First Virtual shall provide diagnostic software to VTEL at no charge.

TOOLS REQUIREMENTS/AVAILABILITY

First Virtual shall provide to VTEL for a reasonable and agreed price any special tools necessary to install and maintain the OEM Products. Tools may include but are not limited to special physical tools, software debug utilities, special diagnostics, etc. VTEL shall have the right to reproduce and distribute diagnostic tools only for use internally and by VTEL's third party service providers. Notwithstanding the foregoing, First Virtual shall provide diagnostic software to VTEL at no charge.

DOCUMENTATION

First Virtual shall provide to VTEL any documentation which may be necessary to provide services to VTEL's customers. Such documentation includes, but is not limited to: User documentation, Application documentation, performance tests, test procedures, white papers, notes, technical bulletins, functional specifications, design specifications, schematics, parts lists, source code, field service documentation etc.

                                   SCHEDULE D

                                    TRAINING

TRAINING DOCUMENTATION

First Virtual will provide three sets of its standard training material including, where appropriate, handouts, overheads, outlines, syllabus, labs, manuals etc. Additional material shall be available for an agreed price. If the training course is updated, three copies of updated training materials will be provided to VTEL ten (10) days prior to product release.

COURSE AVAILABILITY

First Virtual will provide training courses, at VTEL's facility of choice, for the VTEL's Service Organization, VTEL's third party service providers, and VTEL's internal training developers within ten (10) days prior to product availability. Details regarding type of class, content, audience, location and size will be mutually agreed. Training for future options, functional enhancements, and upgrades shall be offered by First Virtual and participation is solely at VTEL's option.

PRICING

Pricing for the courses provided by First Virtual at VTEL's location will be as follows:

[ * ] per instructor (including travel time), plus all reasonable [ * ]. VTEL will provide [ * ]. [ * ] training shall be provided at [ * ] to VTEL, which shall be limited to [ * ] training session.





[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   SCHEDULE E
                                   ----------

                           END USER LICENSE AGREEMENT

The end user license agreement distributed with the OEM Products by VTEL shall include terms and conditions substantially similar to the following. First Virtual shall advise VTEL of any additional third party license requirements as soon as known by First Virtual.

     a) The end user shall be granted only a personal, nontransferable, non-exclusive right to use the SOFTWARE only on a single CPU at a time (a single CPU shall include for this purpose systems with redundant processing units, but only one user);

     b) The end user may not copy the software, except for one (1) copy for backup or archival purposes only and only as necessary to use the software;

     c) The software shall be used solely with the OEM Products as provided hereunder;

     d) The end user shall agree not to reverse-assemble, decompile, or otherwise attempt to derive source code from the SOFTWARE;

     e) First Virtual and its third party licensors shall retain all title to the software, and all copies thereof, and no title to the software shall be transferred to the end user;

     f) The end user shall agree to comply with all export and re-export restrictions and regulations of the Department of Commerce or other United States agency or authority, and not to transfer, or authorize the transfer, of the SOFTWARE to a prohibited country or otherwise in violation of any such restrictions or regulations.